RESTATED LOCK UP AGREEMENT

AGREEMENT, dated as of the 30th day of January 2006, (the "Effective Date"), by and between XSInventory, a Nevada corporation (the "Company"), and the sole stockholder of the Company who has executed this agreement (hereinafter called the "Stockholder").

WHEREAS, the Company is a corporation organized and existing under the laws of the State of Nevada, authorized to issue common stock with a par value of $0.001 (the "Common Stock"), of which there are issued and outstanding 2,379,192 shares, as of January 30th, 2006; and

WHEREAS, the Company contemplates a Nevada Registration pursuant to NRS 90.490 (the "Registration") of its Common Stock; and

WHEREAS, in connection with the Registration the Stockholder has agreed to lock up an aggregate of 2,379,192 shares of Common Stock, upon the terms and conditions set forth herein.

In consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1. The Stockholder and the Company hereby agree to hold in their respective names, in accordance with the provisions hereof, certificates representing an aggregate of 2,379,192 shares of Common Stock owned of record by the Stockholder (the "Lock Up Shares").

2. This Agreement shall become effective upon the date first above written and shall continue in effect until the earlier of (i) a period of three years from the date hereof; (ii) when the Company's stock is traded on the NASD "Over-the-Counter Bulletin Board" at an average share price of greater than the price in this prospectus for a minimum of three months; (iii) the Shares are listed on the NASDQ "Small Cap" or higher market; or (iv) the Company has paid the initial purchase price back to the purchasing shareholders in the form of Company dividends; collectively, the "Termination Date(s)"). The period of time from the Effective date until the Termination Date(s) is referred to herein as the "Lock Up Period."

3. During the Lock Up Period, the Stockholder shall receive all of the money, securities, rights or property distributed in respect of the Lock Up Shares then held, including any such property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company.

4. Upon the occurrence or satisfaction of the condition specified in Paragraph 2 hereof, the Company shall promptly give appropriate notice to the Company's transfer agent and present such documentation as is reasonably required to evidence the satisfaction of such conditions.

5. The Stockholder shall have the sole power to vote the Lock Up Shares while they are being held pursuant to this Agreement.

6. The Stockholder agrees that during the term of this Agreement he will not sell, transfer, hypothecate, negotiate, pledge, assign, encumber or otherwise dispose of any or all of the Lock Up Shares, unless any one of the conditions in Paragraph 2 have been met or the transferee agrees to be bound by the provisions of this Agreement. This restriction shall not be applicable to transfers upon death, by operation of law, to family members of the Stockholder or to any trust for the benefit of the Stockholder, provided that such transferees agree to be bound by the provisions of this Agreement.

7. Upon execution of this Agreement, the Company shall direct the transfer agent for the Company to place stop transfer orders with respect to the Lock Up Shares and to maintain such orders in effect until the Termination Date(s) as set forth in Paragraph 2.

8. Each notice, instruction or other certificate required or permitted by the terms hereof shall be in writing and shall be communicated by personal delivery, fax or registered or certified mail, return receipt requested, to the parties hereto at the addresses set forth below, or at such other address as any of them may designate by notice to each of the others:

(i) If to the Company, to:

XSInventory

2950 E. Flamingo Rd., Suite E-6D

Las Vegas, Nevada 89121

(ii) If to the Stockholder, to his respective address at the Company's address.

A copy of all communications sent to the Company or the stockholder shall be sent by ordinary mail to the Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101

9. Except as set forth in paragraph 11 hereof, this Agreement may not be modified, altered or amended in any material respect or cancelled or terminated except with the prior consent of the holders of all of the outstanding shares of Common Stock of the Company.

10. In the event that the Registration is not consummated within six months of the Effective Date, this Agreement shall terminate and be of no further force and effect.

11. The Stockholder agrees that in the event he holds common stock in street name that she will request the transfer of the common stock out of street name and back into the name of the individual Stockholder.

12. This Agreement embodies and constitutes the entire understanding between the Stockholder and the Company with respect to the subject matter hereof, and all prior understandings, representations and statements, if any, whether oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge of termination is sought, and then only to the extent set forth in such instrument.

13. In the event that any term, condition, covenant, agreement, requirement or provision herein contained shall be held by any court to be unenforceable, illegal, void, or contrary to public policy, such term, condition, covenant, agreement, requirement or provision shall be of no effect whatsoever upon the binding force or effectiveness of any of the other terms hereof, it being the intention and declaration of the parties hereto that had they or any of them known of such unenforceability, illegality, invalidity or contrariety to public policy, they would not have entered into a contract, each with the other, containing all of the terms, conditions, covenants, agreements, requirements and provisions hereof.

14. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof

15.The Stockholder will take any action necessary or appropriate, including the execution of any further documents or agreements, in order to effectuate the provisions of this Agreement.

16. This Agreement shall be governed by and construed in accordance with the laws of Nevada and shall be binding upon and inure to the benefit of all parties hereto and their respective successors in interest and assigns.

17. This Agreement may be executed in several counterparts, which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.

XSInventory

By: /S/Michael J. Evangelista
Michael J. Evangelista, President

STOCKHOLDER:

/S/Michael J. Evangelista

Michael J. Evangelista, Individually